Exhibit 12.1

STATEMENT OF COMPUTATION OF RATIOS

Calculation of Ratios of Earnings to Fixed Charges

Ratio of earnings to fixed charges is computed by dividing income before taxes and fixed charges by fixed charges. Fixed charges consist of interest charges and interest portion of rent.

	Six Months Ended June 30, 2016		Fiscal Years Ending December 31,
			2015	2014	2013		2012		2011
(Loss) income before income taxes	$(367)		$(38,920)	$(25,556)	$94,717		$85,009		$51,995
Add:
Interest expense	7,360		10,932	12,797	6,282		5,560		3,518
Interest portion of rent (1)	4,692		10,896	10,761	9,215		6,626		4,717
(Loss) earnings as defined	$11,685		$(17,092)	$(1,998)	$110,214		$97,195		$60,230
Interest expense	7,360		10,932	12,797	6,282		5,560		3,518
Interest portion of rent (1)	4,692		10,896	10,761	9,215		6,626		4,717
Fixed charges as defined	$12,052		$21,828	$23,558	$15,497		$12,186		$8,235
Ratio of (loss) earnings to fixed charges	.097x	(2)	(0.78)x (4)	(0.08)x (6)	7.11	x	7.98	x	7.31	x

Calculation of Ratios of Earnings to Combined Fixed Charges and Preference Dividends

Ratio of earnings to combined fixed charges and preference dividends is computed by dividing income before taxes and fixed charges plus preference dividends.

	Six Months Ended June 30, 2016		Fiscal Years Ending December 31,
			2015	2014	2013		2012		2011
(Loss) income before income taxes	$(367)		$(38,920)	$(25,556)	$94,717		$85,009		$51,995
Add:
Interest expense	7,360		10,932	12,797	6,282		5,560		3,518
Interest portion of rent (1)	4,692		10,896	10,761	9,215		6,626		4,717
(Loss) earnings as defined	$11,685		$(17,092)	$(1,998)	$110,214		$97,195		$60,230
Interest expense	7,360		10,932	12,797	6,282		5,560		3,518
Interest portion of rent (1)	4,692		10,896	10,761	9,215		6,626		4,717
Preferred stock dividends	75		150	150	150		150		150
Total combined fixed charges and preference dividends as defined	$12,127		$21,978	$23,708	$15,647		$12,336		$8,385
Ratio of (loss) earnings to fixed charges	0.96x	(3)	(0.78)x (5)	(0.8)x (7)	7.04	x	7.88	x	7.18	x

(1)	Represents one-third of total rent expense which we believe is a reasonable estimate of the interest component of rent expense.
(2)	The ratio of earnings to fixed charges was less than 1:1 for the six months ended June 30, 2016. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $12.4 million of earnings in the six months ended June 30, 2016.
(3)	The ratio of earnings to combined fixed charges and preference dividends was less than 1:1 for the six months ended June 30, 2016. In order to achieve a ratio of earnings to combined fixed charges and preference dividends of 1:1, we would have had to generate an additional $12.5 million of earnings in the six months ended June 30, 2016.
(4)	The ratio of earnings to fixed charges was less than 1:1 for the fiscal year ended December 31, 2015. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $60.7 million of earnings in the fiscal year ended December 31, 2015.
(5)	The ratio of earnings to combined fixed charges and preference dividends was less than 1:1 for the fiscal year ended December 31, 2015. In order to achieve a ratio of earnings to combined fixed charges and preference dividends of 1:1, we would have had to generate an additional $60.9 million of earnings in the fiscal year ended December 31, 2015.
(6)	The ratio of earnings to fixed charges was less than 1:1 for the fiscal year ended December 31, 2014. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $49.1 million of earnings in the fiscal year ended December 31, 2014.

(7)	The ratio of earnings to combined fixed charges and preference dividends was less than 1:1 for the fiscal year ended December 31, 2014. In order to achieve a ratio of earnings to combined fixed charges and preference dividends of 1:1, we would have had to generate an additional $49.3 million of earnings in the fiscal year ended December 31, 2014.